       02.01.001







                           STOCK PURCHASE AGREEMENT

                         DATED AS OF DECEMBER 12, 1995

                                 By and Among



                        INVESTORS INSURANCE GROUP, INC.

                          West Chester, Pennsylvania;



                        INVESTORS INSURANCE CORPORATION

                            Jacksonville, Florida;



                        INVESTORS MARKETING GROUP, INC.

                            Jacksonville, Florida;

                                      and

                        STANDARD MANAGEMENT CORPORATION

                             Indianapolis, Indiana























       02.01.002
                               TABLE OF CONTENTS
                                                                      Page

ARTICLE I
DEFINITIONS                                                              1

     1.1  Terms Defined                                                  1
     1.2  Other Definitional Provisions                                  1

ARTICLE II -
SALE OF SHARES AND CLOSING                                               2

     2.1  Purchase and Sale                                              2
     2.2  Purchase Price                                                 2
     2.3  Adjustment                                                     2
     2.4  Closing                                                        2
     2.5  Shareholders Meeting                                           3
     2.6  Registration Statement                                         3
     2.7  IIC Holding Company                                            4

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER                                 4

     3.1  Organization                                                   4
     3.2  Authority                                                      4
     3.3  Capital Stock                                                  5
     3.4  No Subsidiaries                                                5
     3.5  No Conflicts or Violations                                     5
     3.6  Books and Records                                              6
     3.7  SAP Statements                                                 6
     3.8  No Other Financial Statements                                  7
     3.9  Reserves                                                       7
     3.10 Absence of Changes                                             7
     3.11 No Undisclosed Liabilities                                    11
     3.12 Taxes                                                         11
     3.13 Litigation                                                    14
     3.14 Compliance With Laws                                          14
     3.15 Benefit Plans. ERISA                                          16
     3.16 Properties                                                    18
     3.17 Contracts                                                     19
     3.18 Insurance Issued by the Company                               21
     3.19 Threats of Cancellation                                       22
     3.20 Licenses and Permits                                          23
     3.21 Operations Insurance                                          23

       02.01.003
     3.22 Intercompany Accounts                                         23
     3.23 Bank Accounts                                                 24
     3.24 Brokers                                                       24
     3.25 Disclosure                                                    24

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER                                 24

     4.1  Organization                                                  24
     4.2  Authority                                                     24
     4.3  No Conflicts or Violations                                    25
     4.4  Litigation                                                    26
     4.5  Purchase for Investment                                       26
     4.6  Capitalization                                                26
     4.7  Taxes                                                         27
     4.8  Compliance With Laws                                          29
     4.9  Employee Benefit Plans                                        29
     4.10 Properties                                                    31
     4.11 Contracts                                                     32
     4.12 Licenses and Permits                                          33
     4.13 Brokers                                                       34
     4.14 Disclosure                                                    34

ARTICLE V
COVENANTS OF SELLER. THE COMPANY AND MARKETING                          34

     5.1  Lender and Regulatory Approvals                               34
     5.   Investigation by the Buyer                                    35
     5.2  No Negotiations, etc                                          35
     5.3  Conduct of Business                                           36
     5.4  Financial Statements and Reports                              37
     5.5  Investments                                                   38
     5.6  Employee Matters                                              38
     5.7  No Charter Amendments                                         39
     5.8  No Issuance of Securities                                     39
     5.9  No Dividends                                                  39
     5.10 No Disposal of Property                                       39
     5.11 No Breach or Default                                          40
     5.12 No Indebtedness                                               40
     5.13 No Acquisitions                                               40
     5.14 Intercompany Accounts                                         40
     5.15 Resignations of Officers and Directors                        40
     5.16 Tax Matters                                                   40
     5.17 New ERA Life Insurance Comnany Reinsurance Agreement          41
     5.18 Senior Subordinated Debenture                                 41

       02.01.004

     5.19 Adage, Inc. Stock                                             41
     5.20 Disclosure schedule                                           41
     5.21 Notice and Cure                                               41
     5.22 Shareholder Distribution List                                 41

ARTICLE VI
COVENANTS OF BUYER                                                      41

     6.1  Regulatory Approvals                                          42
     6.2  Investigation by the Seller                                   42
     6.3  Conduct of Business                                           42
     6.4  Financial Statements and Reports                              43
     6.5  No Breach or Default                                          44
     6.6  Notice and Cure                                               44
     6.7  Approval By Shawmut                                           44
     6.8  No Charter Amendments                                         44
     6.9  No Dividends                                                  45
     6.10 Disclosure Schedule                                           45
     6.11 Director and Officer Liability                                45
ARTICLE VII
CONDITIONS TO OBLIGATIONS OF BUYER                                      45

     7.1  Representations and Warranties                                45
     7.2  Performance                                                   45
     7.3  Officer's Certificates                                        45
     7.4  No Injunction                                                 46
     7.5  No Proceeding or Litigation                                   46
     7.6  Consents, Authorizations, etc                                 46
     7.7  No Adverse Change                                             46
     7.8  Opinion of Counsel                                            47
     7.9  New ERA Agreement                                             47
     7.10 Shareholder Approval                                          47
     7.11 Hart-Scott                                                    47
     7.12 Registration Statement                                        47
     7.13 Approval by Shawmut                                           47
     7.14 Resignation of Officers and Directors                         47
     7.15 Employment Agreement                                          47
     7.16 Lockup Agreement                                              48

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF SELLER                                     48

     8.1  Representations and Warrantes                                 48
     8.2  Performance                                                   48
     8.3  Officer's Certificates                                        48

       02.01.005
     8.4  No Injunction                                                  48
     8.5  No Proceeding or Litigation                                    48
     8.6  Consents, Authorizations, etc                                  49
     8.7  Opinion of Counsel                                             49
     8.8  Indiana Business Corporation Law                               49

ARTICLE IX
SURVIVAL OF PROVISIONS REMEDIES                                          49

     9.1   Survival                                                      49
     9.2   Available Remedies                                            50

ARTICLE X
INDEMNIFICATION                                                          50

     10.1  Tax Indemnification                                           50
     10.2  Benefit Plan lndemnification                                  51
     10.3  Other Indemnification                                         52
     10.4  Method of Asserting Claims                                    53
     10.5  After-Tax Damages                                             55
     10.6  Assignment of Indemnification                                 56
     10.7  Hold Back of Portion of Purchase Price                        56

ARTICLE XI
TERMINATION                                                              56

     11.1  Termination                                                   56
     11.2  Effect of Termination                                         57
ARTICLE XII
MISCELLANEOUS                                                            58

     12.1  Notices                                                       58
     12.2  Entire Agreement                                              59
     12.3  Expenses                                                      59
     12.4  Public Announcements                                          59
     12.5  Confidentiality                                               60
     12.6  Further Assurances                                            60
     12.7  Waiver                                                        60
     12.8  Amendment                                                     60
     12.9  Counterparts                                                  61
     12.10 No Third Party Beneficiary                                    61
     12.11 Governing Law                                                 61
     12.12 Binding Effect                                                61
     12.13 Assignment                                                    61
     12.14 Headings, etc                                                 61
     12.15 Invalid Provisions                                            61

       02.01.006
                           STOCK PURCHASE AGREEMENT



       THIS STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of December 12, 1995 by and among Standard Management Corporation, an Indiana corporation (the "Buyer"); Investors Insurance Corporation, a Delaware Corporation (the "Company") and Investors Marketing Group, Inc., a Florida corporation ("Marketing"); and Investors Insurance Group, Inc., a Florida corporation (the "Seller").

                                  WITNESSETH:

       WHEREAS, Seller is the beneficial owner of all 100 shares of the authorized, issued and outstanding capital common stock, $.01 par value per share of IIC, Inc. ("IIC");

       WHEREAS, Seller is the beneficial owner and Seller is the indirect beneficial owner of all 750 shares of the authorized, issued and outstanding capital common stock ("Common Stock"), $2,000.00 par value per share ("the Shares") of Investors Insurance Corporation; and

       WHEREAS, Seller is the beneficial owner of all 1,000 shares of the authorized, issued and outstanding capital common stock ("Common Stock"), no par value per share ("the Shares") of Investors Marketing Group, Inc., and

       WHEREAS, Seller desires to sell, and Buyer desires to purchase from Seller, all of the Shares of Investors Insurance Corporation and Investors Marketing Group, Inc.;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

       1.1 Terms Defined. The capitalized terms used in this Agreement and not defined herein shall have the meanings specified in Exhibit A.

       1.2 Other Definitional Provisions. Unless the context otherwise requires, (a) references in this Agreement to the singular number shall include the plural, and the plural number shall include the singular; (b) words denoting gender shall include the masculine, feminine and neuter; (c) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) unless otherwise specified, all Article and Section references pertain to this Agreement; (e) the term "or" means "and/or"; and (f) the phrase "ordinary course of business and consistent with past practice" refers to the business and practice of the Seller or the Company, as the case may be.







       02.01.007
                                  ARTICLE II

                          SALE OF SHARES AND CLOSING

       2.1 Purchase and Sale. The Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller the Shares at the Closing upon the terms and subject to the conditions set forth in this Agreement.

       2.2 Purchase Price. Subject to adjustment pursuant to Section 2.3 hereof, the purchase price for the Shares payable at the Closing shall be equal to the issuance of 750,000 shares of the Buyer's registered, free trading common stock, plus the assumption by the Buyer of a certain Senior Subordinated Debenture dated March 31, 1989 in the principal amount of $8,000,000 (the "Debenture") including the accrued and escrowed interest therein. Said shares of Buyer's common stock, less the 50,000 shares escrow pursuant to Section 10.7 hereof, shall be distributed to Seller's shareholders at the Closing, by Buyer's transfer agent.

       2.3   Adjustment

              (a) On the day prior to Closing, the Seller will determine and will deliver to the Buyer a certificate of the president of the Seller setting forth the Seller's determination of the Adjusted Capital and Surplus of Company as of the Closing Date, together with true and complete copies of all Work Papers related thereto (collectively, the "Closing Adjusted Capital and Surplus").

              (b) The Adjusted Capital and Surplus of the Company shall be determined in accordance with the Formula set forth on Exhibit B hereto.

              (c) If the Closing Adjusted Capital and Surplus is less than $5,300,000, the Seller shall cause the difference to be paid to the Company at Closing in cash or in securities acceptable to Buyer.

              (d) If the Closing Adjusted Capital and Surplus is greater than $5,300,000, the Buyer shall cause the difference to be paid to Seller at Closing in the form of a dividend from the Company.

       2.4 Closing. The Closing of the transactions contemplated by this Agreement will take place at the offices of Investors Insurance Corporation, 3030 Hartley Road, Jacksonville, Florida 32257 or at such other place as the Buyer shall specify, at 10:00 a.m., local time, on the Closing Date. At the Closing, the Seller will deliver to the Buyer such documents and instruments as the Buyer may reasonably request for the purpose of effectuating the purchase and sale of the Shares and the transactions contemplated hereby, including, without limitation, a certificate or certificates representing the Shares issued in the name of the Buyer, or accompanied by executed stock powers

       02.01.008

transferring the Shares to the Buyer, subject to a certain pledge agreement (the "Pledge Agreement") between the Company and Corporate Life Insurance Company ("CLIC") dated March 31, 1989.

       2.5 Shareholders Meeting. Seller shall promptly take all action necessary in accordance with the Florida Business Corporate Law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders on the earliest. practicable date to consider and vote on the sale contemplated herein and shall use its best efforts to obtain shareholder approval thereof. The shareholder meeting shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. The Board of Directors of Seller shall recommend that Seller's shareholders vote to approve the sale and not rescind its declaration that such sale is advisable shall use its best efforts to solicit from shareholders of Seller proxies in favor of the sale and shall take all other action in its judgement reasonable necessary and appropriate to secure the vote of shareholders required to effect the sale and the obligations imposed herein. At any such meeting all shares of Seller then owned by Donald F.U. Goebert, Chester County Fund, Inc., Melvin C.Parker, Ronald W. Hayes and Jack L. Howard (the "Control Group") shall be voted in favor of such sale. No member of the Control Group shall, prior to the Closing Date, sell, transfer, assign or otherwise dispose of any share of Seller then owned by him, her or it.

       2.6 Registration Statement. Promptly following execution and delivery of this Agreement, Buyer shall prepare a Registration on Form S-4 Statement, covering the issuance of Buyer's shares in accordance with the purchase contemplated herein (the "Registration Statement"), file it in preliminary form with the SEC under the Securities Act, and use all reasonable efforts to have it declared effective as promptly as possible by the SEC, and cleared by the NASD, if required. Buyer shall also use all reasonable efforts to obtain the approval of any "blue sky" authorities necessary for the issuance of such shares. Seller shall cooperate with Buyer in the preparation of the Registration Statement and provide Buyer all information regarding the Seller and its affiliates required to be included therein and the Seller shall take such other action as Buyer may reasonably request in connection with the preparation of the Registration Statement and the actions to be taken by Buyer pursuant to this Section 2.6.

       Buyer shall cause the Registration Statement to comply as to form in all material respects with the Securities Act. None of the information supplied by Buyer specifically for inclusion in the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Promptly following execution and delivery of this Agreement, the Seller shall prepare and file with the SEC, in preliminary form, the Proxy statement. As promptly as practicable after the Registration Statement has been cleared by the SEC, Seller shall prepare the Proxy Statement/Prospectus in definitive form and mail it to the shareholders of Seller as of the record date for the Meeting and shall file the same with the SEC, the American Stock Exchange and each "blue sky" authority with which the Registration Statement is required to be filed." Seller shall notify Buyer of its intention to mail the Proxy Statement to its shareholders, both orally and in writing, at least 48 hours prior to the intended time of such mailing.

       02.01.009

Seller shall cause the Proxy Statement-Prospectus to comply as to form in all material respects with the Exchange Act. None of the information supplied by Seller specifically for inclusion in the Proxy Statement-Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       2.7 IIC Holding Company. Seller shall advise Buyer within five (5) days of the date of this Agreement as to its position with respect to the sale of IIC to Buyer. Buyer shall advise Seller within ten (10) days of the date of this Agreement as to Buyer's position with respect to the purchase of IIC. Buyer and Seller shall negotiate in good faith for up to fifteen (15) days from the date of this Agreement to resolve any differences with respect to the acquisition of IIC. If Buyer and Seller are unable to resolve their differences with respect to IIC, either party may terminate this Agreement without penalty or liability within fifteen (15) days after the date of this Agreement.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER

       The Seller hereby represents and warrants to the Buyer as follows:

       3.1 Orqanization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and, subject to the approval of Seller's stockholders of this Agreement, has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. The Company is an insurance company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and Marketing is an insurance marketing company duly organized, validly existing, and in good standing under the Laws of the State of Florida. Both the Company and Marketing are duly licensed, qualified, or admitted to do business and are in good standing in all jurisdictions in which the failure to be so licensed, qualified, or admitted and in good standing, individually or in the aggregate with other such failures, has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Company or Marketing to each perform its obligations under this Agreement, or on the Business or Condition of the Company or Marketing. Section 3.1 of the Disclosure Schedule contains a true and complete list of the states in which the Company or Marketing is licensed to write life and health insurance. The Seller has furnished to the Buyer true and complete copies of the articles of incorporation (as certified by the appropriate governmental or regulatory authorities) and the Bylaws of each the Company and Marketing, including all amendments thereto.

       3.2 Authority. The Boards of Directors of the Seller, the Company and Marketing, respectively, have duly and validly approved this Agreement and the transactions contemplated hereby. Subject to the approval of Seller's stockholders of this Agreement, the execution and delivery of this Agreement by the Seller, the Company and Marketing and the performance by the Seller, the Company or Marketing of their respective obligations under this Agreement have been

       02.01.010
duly and validly authorized by all necessary corporate action on the part of the Seller, the Company and Marketing. This Agreement constitutes a legal, valid, and binding obligation of the Seller, the Company and Marketing and is enforceable against the Seller, the Company and Marketing in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

       3.3 Capital Stock. The authorized capital stock of the Company consists of 1,000 shares of common stock, $2,000.00 par value per share, of which all 750 shares are validly issued and out-standing, fully paid and nonassessable, and owned beneficially and of record by the Seller, and the authorized capital stock of Marketing consists of 1,000 shares of common stock, no par value per share, of which all 1,000 shares are validly issued and outstanding, fully paid and nonassessable, and owned beneficially and of record by the Seller, free and clear of all Liens, except for Liens disclosed in Section 3.3 of the Disclosure Schedule. Except as disclosed in Section 3.3 of the Disclosure Schedule, there are no outstanding securities, obligations, rights, subscriptions, warrants, options, charter or founders insurance policies, phantom stock rights, or (except for this Agreement) other Contracts of any kind that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company or Marketing (or any interest therein) or any security or Liability of any kind convertible into or exchangeable for any shares of capital stock of the Company or Marketing (or any interest therein) or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to a holder of the Common Stock, or any rights to participate in the equity, income, or election of directors or officers of the Company or Marketing.

       3.4 No Subsidiaries. Neither the Company nor Marketing controls (whether directly or indirectly, whether through the ownership of securities or by Contract or proxy, and whether alone or in combination with others) any corporation, partnership, business organization, or other similar Person.

       3.5 No Conflicts or Violations. The execution and delivery of this Agreement by the Seller, the Company and Marketing does not, and the performance by the Seller, the Company and Marketing of their respective obligations under this Agreement will not:

              (a) subject to the approval of Seller's stockholders of this Agreement and subject to obtaining the approvals contemplated by Sections 5.1 and 6.2 hereof, violate any term or provisions of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Seller, the Company or Marketing;

              (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles or certificate of incorporation or Bylaws of the Seller, the Company or Marketing;

       02.01.011

              (c) result in the creation or imposition of any Lien upon the Seller, the Company, Marketing or any of their respective
       Assets and Properties that individually or in the aggregate with any other Liens has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller, the Company or Marketing to perform their respective obligations under this Agreement, or on the Business or Condition of the Seller, the Company or Marketing;

              (d) except for the Debenture, conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which the Seller, the Company or Marketing is a party or by which any of their respective Assets or Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller, the Company or Marketing to perform its respective obligations under this Agreement, or on the Business or Condition of the Seller, the Company or Marketing; or

              (e) subject to the approval of Seller's stockholders of this Agreement, require the Seller, the Company or Marketing to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except: (i) as contemplated in Section 5.1 hereof; (ii) as disclosed in Section 3.5(e) of the Disclosure Schedule; or (iii) those which the failure to obtain, make, or give individually or in the aggregate with any other such failures has or may reasonably be expected to have no material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller, the Company or Marketing to perform its respective obligations under this Agreement, or on the Business or Condition of the Seller, the Company or Marketing.

       3.6 Books and Records. The minute books and other similar records of the Company and Marketing contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholder, Board of Directors, and each committee thereof of the Company and Marketing. The Books and Records of the Company and Marketing accurately reflect in all material respects the Business or Condition of the Company and Marketing, and have been maintained in all material respects in accordance with good business and bookkeeping practices.

       3.7 SAP Statements. The Seller has previously delivered to the Buyer true and complete copies of the following SAP Statements:


              (a) Annual Statements of the Company for each of the years ended December 31, 1992, 1993, and 1994 (and the notes relating thereto, whether or not included therein); and

       02.01.012

              (b) Audited SAP statements of the Company for each of the years ended December 3, 1992, 1993 and 1994 (and the notes thereto, whether or not included therein); and

              (c) Quarterly Statements of the Company for each of the first three quarters of 1995 (and the notes, if any, relating thereto, whether or not included therein).

       Except as disclosed in Section 3.7 of the Disclosure Schedule, each such SAP Statement complied in all material respects with all applicable Laws when so filed, and all material deficiencies known to Seller or Company with respect to any such SAP Statement have been cured or corrected. Each such SAP Statement, (and the notes relating thereto, whether or not included therein), including, without limitation, each balance sheet and each of the statements of operations, capital and surplus account, and cash flow contained in the respective SAP Statement, was prepared in accordance with SAP, is true and complete in all material respects, and fairly presents the financial condition , the Assets and Properties, and the Liabilities of the Company as of the respective dates thereof and the results of operations and changes in capital and surplus and in cash flow of the Company for and during the respective periods covered thereby.

       3.8 No Other Financial Statements. Except for the financial statements described in Section 3.7 (collectively, the "Financial
Statements"), since October 31, 1995 no other financial statements have been prepared by or with respect to the Company (whether on a GAAP, SAP, or other basis).

       3.9 Reserves. All reserves and other similar amounts with respect to insurance and annuities as established or reflected in the SAP Statements of the Company dated as of December 31, 1994 and September 30, 1995 were determined in accordance with generally accepted actuarial principles that are in accordance with those called for by the provisions of the related insurance and annuity Contracts and in the related reinsurance, coinsurance, and other similar Contracts of Company, and meet the requirements of the insurance Laws of the State of Delaware and states in which such insurance and annuity Contracts were issued or delivered. All such reserves and other similar amounts will be adequate (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims, and other Liabilities of the Company under all insurance and annuity Contracts under which the Company has or will have any Liability (including, without limitation, any Liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract) on the respective dates of such SAP Statements. The Company owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such required reserves and other similar amounts.

       3.10 Absence of Changes. Except as disclosed in Section 3.10 of the Disclosure Schedule or as specifically reflected in the September 30, 1995 SAP Statement, or except for changes or developments relating to the conduct of the business of the Company or Marketing after the date of this Agreement in conformity with this Agreement or the requests of the Buyer since

       02.01.013

December 31, 1994, there has not been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing. Except as disclosed in Section 3.10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below), or except as specifically reflected in the September 30, 1995 SAP Statement, or except for changes or developments relating to the conduct of the business of the Company or Marketing after the date of this Agreement in conformity with this Agreement or the requests of the Buyer since December 31, 1994, the Company and Marketing have operated only in the ordinary course of business and consistent with past practice, and (without limiting the generality of the foregoing) there has not been, occurred, or arisen:

              (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or Marketing or any direct or indirect redemption, purchase, or other acquisition by the Company or Marketing of any such stock or of any interest in or right to acquire any such stock;


              (b) any employment, deferred compensation, or other salary, wage, or compensation Contract entered into between the Company or Marketing and any of its officers, directors, employees, agents, consultants, or similar representatives, except for normal and customary Contracts with agents and consultants in the ordinary course of business and consistent with past practice; or any increase in the salary, wages, or other compensation of any kind, whether current or deferred, of any officer, director, employee, agent, consultant, or other similar representative of the Company or Marketing other than routine increases that were made in the ordinary course of business and consistent with past practice and that did not result in an increase of more than five percent (5%) of the respective salary, wages, or compensation of any such Person; or any creation of any Benefit Plan or any contribution to or amendment or modification of any Benefit Plan;

              (c) any issuance, sale, or disposition by the Company or Marketing of any debenture, note, stock, or other security issued by the Company or Marketing, or any modification or amendment of any right of the holder of any outstanding debenture, note, stock, or other security issued by the Company or Marketing;

              (d) any Lien created on or in any of the Assets and Properties of the Company or Marketing, or assumed by the Company or Marketing with respect to any of such Assets and Properties, which Lien relates to Liabilities individually or in the aggregate exceeding
       $25 000 for the Company or Marketing or which Lien individually or in the aggregate with any other Liens has or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing;

              (e) any prepayment of any Liabilities individually or in the aggregate exceeding $10,000;

       02.01.014

              (f) any Liability involving the borrowing of money by the Company or Marketing;

              (g) any Liability incurred by the Company or Marketing in any transaction (other than pursuant to any insurance or annuity Contract entered into in the ordinary course of business and consistent with past practice) not involving the borrowing of money, except such Liabilities incurred by the Company or Marketing, the result of which individually or in the aggregate cannot reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing;

              (h) any damage, destruction, or loss (whether or not covered by insurance) affecting any of the Assets and Properties of the Company or Marketing, which damage, destruction, or loss individually exceeds $25,000 or the result of which individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing;

              (i) any work stoppage, strike, slowdown, other labor difficulty, or (to the best knowledge of the Seller, the Company or Marketing) union organizational campaign (in process or threatened) at or affecting the Company or Marketing;

              (j) any material change in any underwriting, actuarial, investment, financial reporting, or accounting practice or policy followed by the Company or Marketing, or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other accounting purposes;

              (k) any payment, discharge, or satisfaction by the Company or Marketing of any Lien or Liability other than Liens or Liabilities that were paid, discharged, or satisfied since December 31, 1994 in the ordinary course of business and consistent with past practice, or were paid, discharged, or satisfied as required under this Agreement;

              (l) any cancellation of any Liability owed to the Company or Marketing by any other Person;

              (m) any write-off or write-down of, or any determination to write off or down any of, the Assets and Properties of the Company or Marketing or any portion thereof, except for write-offs or write-downs that do not exceed $10,000 individually or in the aggregate for the Company or Marketing;

              (n) any sale, transfer, or conveyance of any investments, or any other Assets and Properties, of the Company or Marketing with an individual book value or with an aggregate

       02.01.015

       book value in excess of $10,000, except as contemplated in Section 5.6 and except in the ordinary course of business and consistent with past practice;

              (o) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company or Marketing, the result of which individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing;

              (p) any transaction or arrangement under which the Company or Marketing paid, lent, or advanced any amount to or in respect of, or sold, transferred, or leased any of its Assets and Properties or any service to, any officer or director of the Seller, the Company or Marketing (except for payments of salaries and wages in the ordinary course of business and consistent with past practice, and except for payments made pursuant to any Contract disclosed in Section 3.10(b) or
       Section 3.17(a) of the Disclosure Schedule), or of any Affiliate of the Seller, the Company or Marketing, or of any such officer of director;
       (ii) any business or other Person in which the Seller, the Company or Marketing, any such officer or director, or any such Affiliate has any material interest except, for advances made to, or reimbursements of, officers or directors of the Seller, the Company or Marketing for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice; or any Affiliate of the Company or Marketing pursuant to any Contract of the type described in Section 3.I7(g);

              (q) any material amendment of, or any failure to perform all of its obligations under, or any default under, or any waiver of any right under, or any termination (other than on the stated expiration date) of, any Contract that involves or reasonably would involve the annual expenditure or receipt by the Company or Marketing of more than $25,000 or that individually or in the aggregate is material to the Business or Condition of the Company or Marketing;

              (r) any decrease in the amount of, or any material change in the nature of, the insurance or annuities in force of the Company or any material change in the amount or nature of the reserves, liabilities or other similar amounts of the Company with respect to insurance and annuity Contracts (including, without limitation, reserves and other similar amounts of a type required to be reflected respectively on lines __ through _on page __ of an Annual Statement of the Company);

              (s) any amendment to the articles or certificate of incorporation or Bylaws of the Company or Marketing;

              (t) except for the New ERA Life Insurance Company Reinsurance Agreement (the "New ERA Agreement"), any termination, amendment, or execution by the Company of any reinsurance, coinsurance, or other similar Contract, as ceding or assuming insurer;

       02.01.016

              (u) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets of the Company or Marketing, except for any expenditure or commitment that does not exceed $25,000 individually or the result of which individually or in the aggregate does not have and may not reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing;

              (v) any amendment or introduction by the Company of any insurance or annuity Contract other than in the ordinary course of business and consistent with past practice; or

              (w) any Contract to take any of the actions described in this Section other than actions expressly permitted under this Section.

       3.11 No Undisclosed Liabilities. Except to the extent specifically reflected in the balance sheet included in the December 31, 1994 SAP Statement (or in the notes relating thereto), or except as disclosed in Section 3.11 of the Disclosure Schedule, there were no Liabilities (other than policyholder benefits payable in the ordinary course of business and consistent with past practice) against, relating to, or affecting the Company or Marketing as of December 31, 1994 that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing. Except to the extent specifically reflected in the balance sheet included in the September 30, 1995 SAP Statement (or in the notes relating thereto), or except as disclosed in Section 3.11 of the Disclosure Schedule, since December 31, 1994, neither the Company nor Marketing has incurred any Liabilities (other than policyholder benefits payable in the ordinary course of business and consistent with past practice) that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing.

       3.12 Taxes. Except as disclosed in Section 3.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

              (a) All Tax Returns required to be filed with respect to the Company or Marketing have been duly and timely filed, and, to the best of Seller's knowledge, all such Tax Returns are true and complete in all material respects. The Company and Marketing have duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from the Company or Marketing for the periods covered by such Tax Returns or have duly provided for all such Taxes in the Books and Records of the Company or Marketing and in accordance with GAAP and SAP, including, without limitation, in the Financial Statements. There are no Liens with respect to Taxes (except for Liens with respect to real property Taxes not yet due) upon any of the Assets and Properties of the Company or Marketing.

              (b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Seller, the Company and Marketing have made due and sufficient current accruals for such Taxes in their respective Books and Records and

       02.01.017

       in accordance with SAP and GAAP, and such current accruals through September 30, 1995 are duly and fully provided for in the Financial Statements of the Seller, the Company and Marketing for the period then ended.

              (c) The United States federal income Tax Returns of the Seller, the Company and Marketing and of each affiliated group (within the meaning of the Code) of which the Seller, the Company and Marketing are or have been members have not been audited or examined by the IRS, and the statute of limitations for all periods through the year 1991 has expired. The state, local, and foreign income Tax Returns of the Seller, the Company and Marketing and of each affiliated or consolidated group of which the Seller, the Company and Marketing are or have been members have not been audited or examined, and all statutes of limitation for all applicable state, local, and foreign taxable periods through the respective years specified in Section 3.12(c) of the Disclosure Statement have expired. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicab]e to any claim for, or the period for the collection or assessment of, Taxes due from the Seller, the Company or Marketing for any taxable period. The Seller has previously delivered to the Buyer true and complete copies of each of the most recent audit reports relating to the United States federal, state, local, and foreign income Taxes due from the Seller, the Company and Marketing and the United States federal, state, local, and foreign income Tax Returns, for each of the last three taxable years, filed by the Seller, the Company and Marketing (insofar as such returns relate to either the Seller, the Company or Marketing) filed by any affiliated or consolidated group of which the Seller, the Company or Marketing was then a member.

              (d) No audit or other proceeding by any court, governmental or regulatory authority, or similar Person is pending or (to the knowledge of the Seller) threatened with respect to any Taxes due from the Seller, the Company or Marketing or any Tax Return filed by or relating to the Seller, the Company or Marketing. To the best knowledge of the Seller, no assessment of Tax is proposed against the Seller, the Company or Marketing or any of their Assets and Properties.

              (e) No election under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to the Seller, the Company or Marketing or any of their Assets and Properties. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Seller, the Company or Marketing or any of their Assets and Properties. None of the Assets and Properties of the Seller, the Company or Marketing is an asset or property that the Buyer or any of its Affiliates is or will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or tax-exempt use property within the meaning of
       Section 168(h)(l) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision

       02.01.018

       of any state, local, or foreign Law has been entered into by or with respect to the Seller, the Company or Marketing or any of their Assets and Properties.

              (f) Neither the Seller, the Company nor Marketing has agreed to or is required to make any adjustment pursuant to Section 48 1(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Seller, the Company or Marketing, and neither the Seller, the Company nor Marketing has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Seller, the Company or Marketing. To the best knowledge of the Seller the IRS has not proposed any such adjustment or change in accounting method.

              (g) Neither the Seller, the Company nor Marketing has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. The Seller, the Company and Marketing have duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

              (h) Neither the Seller, the Company nor Marketing is a party to, is bound by, or has any obligation under, any Tax sharing Contract or similar Contract; notwithstanding any disclosure contained in the Disclosure Schedule, the Seller represents and warrants that, at the Closing, neither the Seller, the Company nor Marketing shall be a party to, be bound by or have any obligation under, any Tax sharing Contract or similar Contract or arrangement. Neither the Company nor Marketing is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

              (i) There are no reinsurance, coinsurance, or other similar Contracts under which the Company receives or has received surplus relief.

              (j) Neither the Seller, the Company nor Marketing has made any direct, indirect, or deemed distributions that have been or could be taxed under Section 815 of the Code.

              (k) All ceding commission expenses paid or accrued by the Company in connection with any reinsurance arrangement or Contract. or transaction have been capitalized and amortized over the life or lives of such reinsurance arrangement or Contract in accordance with the decision of the United States Supreme Court in Colonial American Life Insurance Company vs. Commissioner of Internal Revenue, 109 S.Ct. 240
       (1980).

              (l) No material Liabilities have been proposed in connection with any audit or other proceeding by any court, governmental or regulatory authority, or similar Person with respect to any Taxes due from the Seller, the Company nor Marketing or any Tax Return filed by or relating to the Seller, the Company or Marketing.

       02.01.019

              (m) Neither the Seller, the Company nor Marketing is a party to any agreement, contract, plan or arrangement that has resulted, or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

       3.13 Litigation. Except as disclosed in Section 3.13 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

              (a) There are no actions, suits, investigations, or proceedings pending, or (to the best knowledge of the Seller) threatened, against the Seller, the Company or Marketing or any of their Assets and Properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Seller, the Company or Marketing to perform its respective obligations under this Agreement, or on the Business or Condition of the Seller, the Company or Marketing.

              (b) There are no actions, suits, investigations, or proceedings pending, or (to the best knowledge of the Seller) threatened, against the Seller, the Company or Marketing or any of their respective Assets and Properties, at law or in equity, in, before, or by any Person that individually involve a claim or claims for any injunction or similar relief or for damages exceeding $25,000 or an unspecified amount of damages.

              (c) There are no writs, judgments, decrees, or similar orders of any Person outstanding against the Seller, the Company or Marketing that individually exceed $10,000 or that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the Business or Condition of the Seller, the Company or Marketing, and there are no injunctions or similar orders of any Person outstanding against the Seller, the Company or Marketing.

       3.14 Compliance With Laws. Except as disclosed in Section 3.14 of the Disclosure Schedule, neither the Company nor Marketing have or are in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Company or Marketing or any of their respective Assets and Properties, the result of which violation individually or violations in the aggregate has or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing. Without limiting the generality of the foregoing:

              (a) Since January 1, 1995, the Company and Marketing have duly and validly filed or caused to be so filed all reports, statements, documents, registrations, filings, or submissions that were required by Law to be filed with any Person and as to which the failure to so file, individually in the aggregate with other such failures, has or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing; all such filings complied with applicable Laws in all material

       02.01.020

       respects when filed and, no material deficiencies have been asserted by any Person with respect to any such filings.

              (b) The Seller has previously delivered to the Buyer the reports reflecting the results of the most recent financial examination of the Company issued by the State of Delaware. Except as disclosed in
       Section 3.13(b) of the Disclosure Schedule, all material deficiencies or violations in such report have been resolved to the satisfaction of the State of Delaware.

              (c) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, all outstanding insurance and annuity Contracts issued, reinsured, or underwritten by the Company are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

              (d) Section 3.13(d) of the Disclosure Schedule contains a true and complete list of each master or prototype (as well as any individually designed) pension, profit sharing, defined benefit, Code
       Section 401(k), and other retirement or employee benefit plan or Contract (including, but not limited to, simplified employee pension plans, Code Section 403(a), (b) and (c) annuities, Keogh plans, and individual retirement accounts and annuities) offered or sold by the Company to, or maintained or sponsored for the benefit of any employees of, any other Person, and each determination letter relating to the creation or amendment of any such plan or Contract. Except as disclosed in Section 3.13(d) of the Disclosure Schedule, each such plan or Contract in all material respects conforms with, and has been offered, sold, maintained, and sponsored in accordance with, all applicable Laws. Except as disclosed in Section 3.13(d) of the Disclosure Schedule, the Company or Marketing is not a fiduciary with respect to any plan or Contract referenced in this Section 3.13(d).

                    (l) The Company does not provide administrative or other contractual services for any plan or Contract referenced in this Section 3.l3(d), including, but not limited to, any third party administrative services for an Employee Welfare Benefit Plan.

                    (2) To the extent that the Company maintains any collective or commingled funds or accounts which restrict the Persons who may invest therein to tax-exempt entities or qualified plans, each such fund or account (of which a true and complete list and description is disclosed in Section 3.13(d)(3) of the Disclosure Schedule) has been established, maintained and operated in accordance with all applicable Laws, has maintained its tax-exempt status and has no non-qualified plans or trusts or other taxable entities investing in it.

       02.01.021

              (3) In addition to the representations and warranties contained in Section 3.12, there are no claims pending, or (to the best knowledge of the Seller, the Company or Marketing) threatened, against the Company or Marketing or any of their respective Assets and Properties, under any fiduciary liability insurance policy issued by or to the Company or Marketing that individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the Business or Condition of the Company or Marketing.

       3.15   Benefit Plans, ERISA.

              (a) Section 3.15(a) of the Disclosure Schedule contains a true and complete list and description of, and discloses the annual amount accrued or payable for each of the years ended December 31, 1992, 1993, and 1994 under, each of the Benefit Plans and identifies each of the Benefit Plans that is an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, and sets forth the valuation date of each such Benefit Plan. Neither the Seller, the Company nor Marketing, nor any of their respective Affiliates has any Contract, plan, or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan. Each contribution or other payment required to be made or to be voluntarily made by each of the Seller, the Company and Marketing on or before December 31, 1994 with respect to any of the Benefit Plans is disclosed in Section 3.15(a) of the Disclosure Schedule, together with the date such contribution or payment is due or is to be made. Except as disclosed in
       Section 3.15(a) of the Disclosure Schedule, no stock or other security issued by the Seller, the Company or Marketing or any of their respective Affiliates forms or has formed a material part of the Assets and Properties of any Benefit Plan.

              (b) None of the Benefit Plans is or has been a multi-employer plan, as that term is defined in Section 3(37) of ERISA. There has been no transaction, action, or omission involving the Seller, the Company or Marketing, any ERISA Affiliate, or (to the best knowledge of the Seller) any fiduciary, trustee, or administrator of any Benefit Plan, or any other Person dealing with any such Benefit Plan or the related trust or funding vehicle, that in any manner violates or will result in a violation (with or without notice or lapse of time or both) of Sections 404 or 406 of ERISA or constitutes or will constitute (with or without notice or lapse of time or both) a prohibited transaction (as defined in Section 4975(c)(I) of the Code or Section 406 of ERISA) for which there exists neither a statutory nor a regulatory exemption and which could subject the Seller, the Company or Marketing or any party in interest (as defined in Section 3(14) of ERISA) to criminal or civil sanctions under Section 501 or 502 of ERISA, or to Taxes under Code
       Section 4975, or to any other Liability.

              (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, there has been no reportable event (as defined in Section 4043(b) of ERISA) with respect to any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan for which notice to

       02.01.022

       the PBGC has not been waived by rule or regulation. Neither the Seller, the Company nor Marketing, nor any EPISA Affiliate has any Liability to the PBGC (other than any Liability for insurance premiums not yet due to the PBGC), to any present or former participant in or beneficiary of any Benefit Plan (or any beneficiary of any such participant or beneficiary), or to any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan. To the best knowledge of the Seller, no event, fact, or circumstance has arisen or occurred that has resulted or may reasonably be expected to result in any such Liability or a claim against the Seller, the Company or Marketing by the PBGC, by any present or former participant in or any beneficiary of any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan (or any beneficiary of any such participant or beneficiary), or by any such Benefit Plan. Except as provided in Section 5.8 hereof or as disclosed in Section 3.15(c) of the Disclosure Schedule, no filing has been or will be made by the Seller, the Company or Marketing, or any ERISA Affiliate, and no proceeding has been commenced, for the complete or partial termination of any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan, and no complete or partial termination of any such Benefit Plan has occurred or, as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, will occur.

              (d) All amounts that each of the Seller, the Company and Marketing is required to pay by Law or under the terms of the Benefit Plans as a contribution or other payment to or in respect of such Benefit Plans as of the last day of the most recent fiscal year of each of the Benefit Plans have been paid. The funding method used in connection with each Benefit Plan that is or at any time has been subject to the finding requirements of Title I, Subtitle B, Part 3 of ERISA, meets the requirements of ERISA and the Code. No Benefit Plan subject to Title IV of ERISA (or any trust established thereunder) has ever incurred any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Benefit Plan. With respect to any period for which any contribution or other payment to or in respect of any Benefit Plan is not yet due or owing, each of the Seller, the Company and Marketing has made due and sufficient current accruals for such contributions and other payments in accordance with GAAP and SAP, and such current accruals through September 30, 1995 are duly and fully provided for in the SAP Statement of the Company for the period then ended.

              (c) Each Benefit. Plan is and has been operated and administered in all material respects in accordance with all applicable Laws, including, without limitation, ERISA and the Code. Each of the Employee Pension Benefit Plans and Employee Welfare Benefit Plans that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and satisfies the requirements of Sections 401(a) and 501(a) of the Code. There exists no fact, condition, or set of circumstances that has or may reasonably be expected to have a material adverse effect on the qualified status of any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan intended to be so qualified or the intended United States Federal Income Tax treatment or consequences of any Employee Pension Benefit Plan or any Employee Welfare Benefit Plan. None of the Benefit Plans, or any related trust

       02.01.023

       or funding vehicle, conducts or has conducted any unrelated trade or business as that term is defined in Section 513 of the Code. All necessary governmental approvals, determinations, and notifications for all Employee Pension Benefit Plans and all Employee Welfare Benefit Plans have been obtained.

              (f) The actuarial assumptions utilized, where appropriate, in connection with determining the funding of each Employee Pension Benefit Plan (as set forth in the actuarial report for such Benefit
       Plan) are reasonable in all material respects. Based on such actuarial assumptions, as of December 31, 1994 the fair market value of the Assets or Properties held under each Employee Pension Benefit Plan exceeds the actuarially determined present value of all accrued benefits of such Benefit Plan (whether or not vested) determined on an ongoing-Benefit Plan basis.

              (g) Except as disclosed in Section 3.l5(g) of the Disclosure Schedule, and except for claims by third parties for benefits owed to participants or beneficiaries under the Benefit Plans, and except for divorce proceedings, there are no pending or (to the best knowledge of the Seller) threatened actions, suits, investigations, or other proceedings by any present or former participant or beneficiary under any Benefit Plan (or any beneficiary of any such participant or beneficiary) involving any Benefit Plan or any rights or benefits under any Benefit Plan or any rights or benefits under any Benefit Plan other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. There is no writ, judgment, decree, injunction, or similar order of any court, governmental or regulatory authority, or other similar Person outstanding against or in favor of any Benefit Plan or any fiduciary thereof.

       3.16 Properties. Except as disclosed in Section 3.16 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):


              (a) The Company has good and valid title to all debentures, notes, stocks, securities, and other assets that are of a type required to be disclosed in Schedules B through DB of its Annual Statement and that are owned by it, free and clear of all Liens.

              (b) Each of the Company and Marketing owns good and indefeasible title to, or has a valid leasehold interest in, all real property used in the conduct of its business, operations, or affairs or, with respect to the Company, of a type required to be disclosed in Schedule A of the Company's Annual Statement, free and clear of all Liens. All such real property, other than raw land, is in good operating condition and repair and is suitable for its current uses. No improvement on any such real property owned, leased, or held by the Company or Marketing encroaches upon any real property of any other Person. The Company and Marketing owns, leases, or has a valid right under Contract to use adequate means of ingress and egress to, from, and over all such real property.

       02.01.024

              (c) The Company and Marketing owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all tangible personal property that is used in the conduct of their respective business, operations, or affairs, free and clear of all Liens. All such tangible personal property is in good operating condition and repair and is suitable for its current uses.

              (d) Each of the Company and Marketing has, and at all times after the Closing will have, the right to use, free and clear of any royalty or other payment, obligations, claims of infringement or alleged infringement, or other Liens, all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of their respective business, operations, or affairs (of which a true and complete list and description is disclosed in Section 3.16(e) of the Disclosure Schedule), and all computer software, programs, and similar systems owned by or licensed to the Seller, the Company or Marketing or any Affiliate of the Company or Marketing or used in the conduct of their business, operations, or affairs (of which a true and complete list and description is disclosed in Section 3.16(e) of the Disclosure Schedule). Neither the Seller, the Company nor Marketing is in conflict with or in violation or infringement of; nor has the Seller, the Company or Marketing received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any intellectual property or any computer software, programs, or similar systems, including, without limitation, any of such items disclosed in
       Section 3.16(e) of the Disclosure Schedule.

              3.17 Contracts. Section 3.17 of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other documents or arrangements (true and complete copies, or, if none, written descriptions, of which have been made available to the Buyer, together with all amendments thereto), to which the Company or Marketing is a party or by which any of their respective Assets and Properties is or may be bound:

              (a) all employment, agency, consultation, or representation Contracts or other Contracts of any type (including, without limitation, loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative of the Company or Marketing (or former officer, director, employee, agent, consultant or similar representative of the Company or Marketing, if there exists any present or future liability with respect to such Contract, whether now existing or contingent) (other than Contracts with consultants and similar representatives who do not receive compensation of $50,000 or more per year and other than employment or agency Contracts, not containing terms which are unduly burdensome to the Company or Marketing, with agents who do not receive compensation of $50,000 or more per year), and the name, position, and rate of compensation of each such Person and the expiration date of each such Contract, as well as all sick leave, vacation, holiday, and other similar practices, procedures, and policies of each

       02.01.025

       of the Seller, the Company or Marketing established or administered other than as Benefit. Plans;

              (b) all Contracts with any Person containing any provision or covenant limiting the ability of the Company or Marketing to engage in any line of business or to compete with or to obtain products of services from any Person or limiting the ability of any Person to compete with or to provide products or services to the Company or Marketing;

              (c) all partnership, joint venture, profit-sharing, or similar Contracts with any Person (other than Benefit Plans);

              (d) all Contracts relating to the borrowing of money by the Company or Marketing or to the direct or indirect guarantee by the Company or Marketing of any obligation for borrowed money in excess of $25,000 in the aggregate for the Company or Marketing or any of their respective Affiliates, or any other Liability in respect of indebtedness of any other Person, including without limitation any Contract relating to the maintenance of compensating balances that are not terminable by the Company or Marketing without penalty upon not more than sixty (60) calendar days' notice, any line of credit or similar facility, the payment for property, products, or services of any other Person even if such property, products, or services are not conveyed, delivered, or rendered, or the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements; Section 3.17(d) of the Disclosure Schedule contains a true and complete list of any requirements for consents or approvals of creditors needed to consummate the transactions contemplated hereby;

              (e) all leases or subleases of real property used in the Company's or Marketing's business, operations, or affairs, and all other leases, subleases, or rental or use Contracts for which the Company or Marketing is liable;

              (f) all Contracts relating to the future disposition or acquisition of any investment in or security of any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of business and consistent with past practice);

              (g) all Contracts or arrangements (including, without limitation, those relating to the sharing or allocation of expenses, personnel, services, or facilities) between or among the Seller, the Company and Marketing and any of their respective Affiliates or any other Person who is described in Section 3.l0(p);

              (h) all reinsurance, coinsurance, or other similar Contracts indicating, with respect to each such Contract, the information required to be disclosed in Schedule 5 of the Company's Annual Statement;

       02.01.026

              (i) all outstanding proxies, powers of attorney, or similar delegations of authority of the Company or Marketing, except for powers of attorney for the service of process pursuant to applicable insurance Laws with respect to the Company;

              (j) all Contracts for any product, service, equipment, facility, or similar item (other than insurance and annuity Contracts issued, reinsured, or underwritten by the Company and other than reinsurance, coinsurance, and other similar Contracts) that by their respective terms do not expire or terminate or are not terminable by the Company or Marketing, without penalty or other Liability, within six (6) months after December 31, 1995; and

              (k) all other Contracts (other than insurance and annuity Contracts issued, reinsured, or underwritten by the Company) that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to the Company or Marketing of more than $10,000 individually or in the aggregate or that are otherwise material to the Business or Condition of the Company or Marketing.

       Each Contract disclosed or required to be disclosed in the Disclosure Schedule pursuant to this Section is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or Marketing and of each other Person that is a party thereto in accordance with its terms; and neither the Company nor Marketing nor (to the best knowledge of the Seller, the Company and Marketing) any other party to such Contract is in violation or breach of or default under any such Contract, (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract). Except as disclosed in Section 3.17 of the Disclosure Schedule (with a specific reference to this sentence), neither the Company nor Marketing is a party to or bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice or that has or may reasonably be expected to have, individually or in the aggregate with any other Contracts, a material adverse effect on the Business or Condition of the Company or Marketing. Neither the Company nor Marketing is not a party to or bound by any collective bargaining or similar labor Contract.

       3.18 Insurance Issued by the Company. Except as required by Law or except as disclosed in Section 3.18 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

              (a) All insurance or annuity Contract benefits payable to the Company by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with the Company have in all material respects been paid in accordance with the terms of the insurance, annuity, and other Contracts under which they arose, except for such benefits for which the Company reasonably believes there is a reasonable basis to contest payment.

       02.01.027

              (b) No outstanding insurance or annuity Contract issued, reinsured, or underwritten by the Company entitles the holder thereof or any other Person to receive dividends, distributions, or to share in the income of the Company or receive any other benefits based on the revenues or earnings of the Company or any other Person.

              (c) The underwriting standards utilized and ratings applied by the Company and (to the best knowledge of the Seller and the Company) by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with the Company conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar Contracts.

              (d) To the best knowledge of the Seller and the Company, all amounts to which the Company is entitled under reinsurance, coinsurance, or other similar Contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible.

              (e) To the best knowledge of the Seller and the Company, each insurance agent, at the time such agent wrote, sold, or produced business for the Company, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business for the Company.

              (f) To the best knowledge of the Seller and the Company, no such insurance agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for the Company.

              (g) The tax treatment under the Code of all insurance, annuity or investment policies, plans, or contracts; all financial products, employee benefit plans, individual retirement accounts or annuities; or any similar or related policy, contract, plan, or product., whether individual, group, or otherwise, issued or sold by the Company is and at all times has been the same or more favorable to the Buyer, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of its issuance or purchase. For purposes of this Section 3.18(g), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 89, 101, 104, 105, 106, 125,
       130, 401, 402, 403, 404, 408, 412, 415, 419, 419A, 501, 505, 817, 818,
       7702, and 7702A of the Code.

       3.19 Threats of Cancellation. Except as disclosed in Section 3.19 of the Disclosure Schedule, since December 31, 1994 no policyholder, group of policyholder Affiliates, or Persons writing, selling, or producing insurance business that. individually or in the aggregate accounted for five percent 5% or more of the premium or annuity income of the Company for the year ended

       02.01.028

December 31, 1993, has terminated or (to the best knowledge of the Seller or the Company) threatened to terminate its relationship with the Company.

       3.20 Licenses and Permits. Except as disclosed in Section 3 20 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

              (a) Each of the Company and Marketing owns or validly holds, all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments that are required for its business, operations, and affairs and that the failure to so own or hold has or may reasonably be expected to have a material adverse effect on its Business or Condition.

              (b) All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect and free of any restrictions imposed by any Person.

       3.21 Operations Insurance. Section 3.21 of the Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance contracts that insure the business, operations, or affairs of the Company or Marketing or affect or relate to the ownership, use, or operations of any of the Assets and Properties of the Company or Marketing and that have been issued to the Company, Marketing or any of their Affiliates (including, without limitation, the names and addresses of the insurers, the expiration dates thereof, and the annual premiums and payment terms thereof) or that are held by the Company, Marketing or by any Affiliate of the Seller for the benefit of the Company or Marketing following the Closing. All such insurance is in full force and effect and (to the best knowledge of the Seller, the Company and Marketing) is with financially sound and reputable insurers and, in light of the business, operations, and affairs of the Company and Marketing, is in amounts and provides coverage that are reasonable and customary for Persons in similar businesses.

       3.22 Intercompany Accounts. Except as reflected in the September 30, 1995 SAP Statement, or except as disclosed in Section 3.22 of the Disclosure Schedule, there are no intercompany accounts (receivable or payable) between the Company, Marketing and any of their Affiliates, and neither the Seller nor any of its Affiliates provides or causes to be provided to the Company or Marketing any products, services, equipment, facilities, or similar items that, in the case of this clause (b), individually or in the aggregate are or may reasonably be expected to be material to the Business or Condition of the Company or Marketing. Except as disclosed in Section 3.22 of the Disclosure Schedule, since December 31, 1994 no such intercompany accounts in excess of $10,000 have been received or paid, and all settlements of such intercompany accounts have been made, and all allocations of such intercompany expenses have been applied, in the ordinary course of business and consistent with past practice.

       3.23 Bank Accounts. Section 3.23 of the Disclosure Schedule contains a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other

       02.01.029

financial institutions at which each of the Company and Marketing has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the officers, employees, agents, or other similar representatives of the Company or Marketing transacting business with respect thereto.

       3.24 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Buyer, without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Buyer or the Seller for a finder's fee, brokerage commission, or similar payment.

       3.25 Disclosure. Neither this Agreement nor any certificate furnished by the Seller, the Company or Marketing to the Buyer in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact by the Seller, the Company or Marketing or omits to state a material fact by the Seller, the Company or Marketing necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER


       The Buyer hereby represents and warrants to the Seller as follows:

       4.1 Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Indiana and has fill corporate power and authority to enter into this Agreement, and to perform its obligations under this Agreement. The Buyer is duly licensed, qualified, or admitted to do business and is in good standing in all jurisdictions in which the failure to be so licensed, qualified, or admitted and in good standing, individually or in the aggregate with other such failure, has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Buyer to perform its obligations under this Agreement or on the Business or Condition of the Buyer.

       4.2 Authority. The Board of Directors of the Buyer has duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes a legal, valid, and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms, except to the extent that enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court,

       02.01.030

or other similar Person before which any proceeding therefor may be brought.

        4.3 No Conflicts or Violations. The execution and delivery of this Agreement by the Buyer do not, and the performance by the Buyer of its obligations under this Agreement will not:

              (a)    subject to obtaining the approvals contemplated by
       Section 6.1 hereof, violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the Buyer;

              (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles of incorporation or Bylaws of the Buyer;

              (c) result in the creation or imposition of any Lien upon the Buyer or any of its Assets and Properties that individually or in the aggregate with any other Liens has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Buyer to perform its obligations under this Agreement;

              (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which the Buyer is a party or by which any of its Assets and Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Buyer to perform its obligations under this Agreement; or

              (e) require the Buyer to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person except as contemplated in Sections 6.1 or 6.7, as disclosed in writing to the Seller, or those which the failure to obtain, make, or give individually or in the aggregate with other such failures has or may reasonably be expected to have no material adverse effect on the validity or enforceability of this Agreement or on the ability of the Buyer to perform its obligations under this Agreement.

       02.01.031

       4.4   Litigation.

              (a) There are no actions, suits, investigations, or proceedings pending against the Buyer, or (to the best knowledge of the Buyer) threatened against the Buyer at law or in equity, in, before, or by any Person, that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, on the ability of the Buyer to perform its obligations under this Agreement or on the Business and Condition of the Buyer.

              (b) Except as disclosed in Section 4.4 of the Disclosure Schedule, there are no actions, suits, investigations, or proceedings pending, or (to the best knowledge of the Buyer) threatened, against Buyer or any of its respective Assets and Properties, at law or in equity, in, before, or by any Person that individually involve a claim or claims for any injunction or similar relief or for Damages exceeding $25,000 or an unspecified amount of Damages.

              (c) There are no writs, judgments, decrees, or similar orders of any Person outstanding against Buyer that individually exceed $10,000 or that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the Business or Condition of Buyer, and there are no injunctions or similar orders of any Person outstanding against Buyer.

       4.5 Purchase for Investment The Shares will be acquired by the Buyer for its own account for the purpose of investment. The Buyer agrees that: it will not offer, sell, pledge, hypothecate, or otherwise dispose of the shares unless such offer, sale, pledge, hypothecation or other disposition is (i) registered under the Securities Act of 1933 and any other applicable securities laws, or (ii) in compliance with an opinion of counsel to the Buyer, delivered to the Seller and reasonably acceptable to it, to the effect that such offer, sale, pledge, hypothecation or other disposition does not violate the Securities Act of 1933 or such other securities laws; and the certificate(s) representing the Shares shall bear a legend evidencing the restrictions or transfer set forth in the foregoing clause (a).

        4.6 Capitalization. The authorized capital stock of Buyer consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of November 30, 1995, there were: issued and outstanding 5,459,573 shares of common stock, of which 502,025 shares are in the treasury; stock options to acquire 1,116,235 shares of common stock of which options to acquire 726,071 shares of common stock were exercisable; and warrants to acquire 593,790 shares of common stock, of which warrants to acquire 575,790 shares of common stock were exercisable. No shares of preferred stock were outstanding, but 300,000 shares of Class 5 Convertible Cumulative Redeemable Preferred Stock ("Class 5 Preferred"), which is convertible into common stock, were designated and reserved for issuance. Buyer is obligated to issue the Class 5 Preferred, and such issuance has been approved pursuant to a final, non-appealable order of the United States District Court, Southern District of Indiana, Indianapolis Division. All outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable

       02.01.032

and free of preemptive rights. Except as set forth in this Section 4.6, there are outstanding (a) no other shares of capital stock or other voting securities of Buyer, (b) no securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer, and
(c) no other options or other rights to acquire from Buyer, and no obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for, or options or warrants to purchase, capital stock or voting securities of Buyer (the items in clauses (a), (b) and (c) being referred to, together with the common stock, collectively as the "Buyer Securities"). There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any of Buyer's Securities.

       4.7 Taxes. Except as disclosed in Section 4.7 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

              (a) All Tax Returns required to be filed with respect to Buyer have been duly and timely filed, and to the best of Buyer's knowledge, all such Tax Returns are true and complete in all material respects. The Buyer has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from Buyer for the periods covered by such Tax Returns or has duly provided for all such Taxes in the Books and Records of Buyer and in accordance with GAAP and SAP, including, without limitation, in the Financial Statements. There are no Liens with respect to Taxes (except for Liens with respect to real property Taxes not yet due) upon any of the Assets and Properties of Buyer.

              (b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Buyer has made due and sufficient current accruals for such Taxes in its Books and Records and in accordance with SAP and GAAP, and such current accruals through September 30, 1995 are duly and fully provided for in the Financial Statements of Buyer for the period then ended.

              (c) The United States federal income Tax Returns of Buyer and of each affiliated group (within the meaning of the Code) of which Buyer is or has been a member have not been audited or examined by the IRS, and the statute of limitations for all periods through the year 1991 has expired. The state, local, and foreign income Tax Returns of Buyer and of each affiliated or consolidated group of which Buyer is or has been a member have not been audited or examined, and all statutes of limitation for all applicable state, local, and foreign taxable periods through the respective years specified in Section 4.7(c) of the Disclosure Statement have expired. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from Buyer for any taxable period. The Buyer has previously delivered to the Seller true and complete copies of each of the most recent audit reports relating to the United States federal, state, local, and foreign income Taxes due from Buyer and the United States federal, state, local, and foreign income Tax Returns, for each of the last three taxable years, filed by Buyer (insofar as such returns relate to Buyer) filed by any affiliated or consolidated group of which Buyer was then a member.

       02.01.033

              (d) No audit or other proceeding by any court, governmental or regulatory authority, or similar Person is pending or (to the knowledge of the Buyer) threatened with respect to any Taxes due from Buyer or any Tax Return filed by or relating to Buyer. To the best knowledge of Buyer, no assessment of Tax is proposed against Buyer or any of its Assets and Properties.

              (e) No election under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033, or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Buyer or any of its Assets and Properties. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Buyer or any of its Assets and Properties. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign Law has been entered into by or with respect to Buyer or any of its Assets and Properties.

              (f) Buyer has not agreed to nor is required to make any ad-justment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Buyer, and Buyer does not have any application pending with any taxing authority requesting permission for any changes in any accounting method of Buyer. To the best knowledge of Buyer, the IRS has not proposed any such adjustment or change in accounting method.

              (g) Buyer has not been or is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. Buyer has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

              (h) Buyer is not a party to, is not bound by, nor has any obligation under, any Tax sharing Contract or similar Contract; notwithstanding any disclosure contained in the Disclosure Schedule, Buyer represents and warrants that, at the Closing, Buyer shall not be a party to, be bound by or have any obligation under, any Tax sharing Contract or similar Contract or arrangement. Buyer is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

              (i) Buyer has not made any direct, indirect, or deemed distributions that have been or could be taxed under Section 815 of the Code.

              (j) No material Liabilities have been proposed in connection with any audit or other proceeding by any court, governmental or regulatory authority, or similar Person with respect to any Taxes due from Buyer or any Tax Return filed by or relating to Buyer.

       02.01.034

              (k) Buyer is not a party to any agreement, contract, plan or arrangement that has resulted, or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 2800 of the Code.

       4.8 Compliance With Laws. Except as disclosed in Section 4.8 of the Disclosure Schedule, Buyer is not in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to Buyer or any of its respective Assets and Properties, the result of which violation individually or violations in the aggregate has or may reasonably be expected to have a material adverse effect on the Business or Condition of Buyer. Without limiting the generality of the foregoing:

              (a) Since January 1, 1995, Buyer has duly and validly filed or caused to be so filed all reports, statements, documents, registrations, filings, or submissions that were required by Law to be filed with any Person and as to which the failure to so file, individually in the aggregate with other such failures, has or may reasonably be expected to have a material adverse effect on the Business or Condition of Buyer; all such filings complied with applicable Laws in all material respects when filed and, no material deficiencies have been asserted by any Person with respect to any such filings.

              (b) The Buyer has previously delivered to the Seller the reports reflecting the results of the most recent financial examination of Standard Life Insurance Company of Indiana ("Standard Life") issued by the State of Indiana. Except as disclosed in Section 4.8(b) of the Disclosure Schedule, all material deficiencies or violations in such report have been resolved to the satisfaction of the State of Indiana.

              (c) Except as disclosed in Section 4.8(c) of the Disclosure Schedule, all outstanding insurance and annuity Contracts issued, reinsured, or underwritten by Standard Life are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

        4.9   Employee Benefit Plans.

              (a) Section 4.9 of the Disclosure Schedule contains a list of each employee benefit plan (as defined in Section 3(3) of ERISA, hereinafter referred to individually as a "Buyer Plan" and collectively as the "Buyer Plans") pursuant to which Buyer has any material present or future obligations or liabilities with respect to its employees or former employees or their dependents or beneficiaries;

              (b) Buyer has delivered or made available to Seller, or will deliver or make available prior to the Closing, copies of the following documents, as they may have been amended to the date hereof, embodying or relating to Buyer Plans: (i) each of Buyer Plans listed in the

       02.01.035

       Section 4.9 of the Disclosure Schedule, including all amendments thereto, and any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter, if any, from the Internal Revenue Service with respect to the plans that are pension plans as defined in
       Section 3(2) of ERISA (hereinafter referred to as "Buyer Pension Plans"); (iii) current summary plan descriptions; and (iv) the most recently filed annual return/report on Form 5500 for each of the Buyer Plans.

              (c)   Except as disclosed in Section 4.9(c) of the Disclosure
       Schedule: (i) the written terms of each of Buyer's Plans and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with ERISA and the Code, and each of Buyer's Plans has been administered in substantial compliance with such requirements; (ii) each Buyer Plan which is a Pension Plan meets the requirements of section 401(a) of the Code and has been so qualified since it inception date and each trust forming a part thereof is exempt from income tax pursuant to section 501(a) of the Code; (iii) no "prohibited transaction" (as defined in section 4975 of the Code or section 406 or 407 of ERISA) has occurred which could subject Buyer to any material tax or penalty under section 4975 of the Code or Title I of ERISA; (iv) as of the date of this Agreement, there are no actions, suits, arbitrations or claims pending (other than routine claims for benefits), legal, administrative or other proceedings or governmental investigations pending or, to Buyer's knowledge, threatened, against Buyer Plans or their assets; (v) all contributions due and payable from Buyer with respect to each of the Plans through September 30, 1995 have been made or are reflected on the financial statements of Buyer and each of Buyer's Subsidiaries; (vi) no Pension Plan which is a "single-employer plan," within the meaning of
       Section 4001(a) (15) of ERISA, nor any single-employer plan of any entity which is considered a predecessor of Buyer or one employer with Buyer under section 4001 of ERISA or section 414 of the Code (a "Buyer ERISA Affiliate") is subject to section 412 of the Code or Title IV of ERISA; (vii) no Buyer Plan currently maintained by Buyer or a Buyer ERISA Affiliate, and no other "employee benefit plan" under which Buyer or a Buyer ERISA Affiliate has any liability or other obligation, is or was a "multiple employer plan" (within the meaning of section 413(c) of the Code) or a "multi-employer plan" (as defined in section 3(37) of ERISA); viii) neither Buyer nor any of Buyer's ERISA Affiliates has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to a multi-employer plan; and (ix) neither Buyer nor any of the Buyer's subsidiaries has any obligations for retiree health and life benefits under any Buyer Plan.

              (d) Section 4.9(d) of the Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post retirement insurance, compensation or benefits which (i) is not a Buyer Plan, and (ii) is entered into, maintained or contributed to, as the case may be,

       02.01.036

       by Buyer or any of the Buyer ERISA Affiliates. Such contracts, plans and arrangements as are described above, copies of descriptions of all of which have been furnished previously to Seller, are referred to collectively herein as the "Buyer Benefit Arrangements." Each Buyer Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Buyer Benefit Arrangement, except where the failure to maintain such Buyer Benefit. Arrangement in such compliance would not have a Buyer material adverse effect.

              (e) Except as disclosed in Section 4.9(e) of the Disclosure Schedule, Buyer is not a party to or subject to any collective bargaining agreement with any union or any employment contract or arrangement providing for annual future compensation of any officer, consultant, director or employee.

       4.10 Properties. Except as disclosed in Section 4 10 of the Disclosure Schedule (with paragraph references corresponding to those set forth below)

              (a) Buyer has good and valid title to all debentures, notes, stocks, securities, and other assets and that are owned by it free and clear of all Liens.

              (b) Buyer owns good and indefeasible title to, or has a valid leasehold interest in, all real property used in the conduct of its business, operations, or affairs or, with respect to Buyer, free and clear of all Liens. All such real property, other than raw land, is in good operating condition and repair and is suitable for its current uses. No improvement on any such real property owned, leased, or held by Buyer encroaches upon any real property of any other Person. Buyer owns, leases, or has a valid right under Contract to use adequate means of ingress and egress to, from, and over all such real property.

              (c) Buyer owns good and indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all tangible personal property that is used in the conduct of its business, operations, or affairs, free and clear of all Liens. All such tangible personal property is in good operating condition and repair and is suitable for its current uses.

              (d) Buyer has, and at all times after the Closing will have, the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement, or other Liens, all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of Buyer's business, operations, or affairs (of which a true and complete list and description is disclosed in Section 4.10(d) of the Disclosure Schedule), and all computer software, programs, and similar systems owned by or licensed to Buyer or any Affiliate of Buyer or used in the conduct of its business, operations, or affairs (of which a true and complete list and description is disclosed in Section 4.10(d) of the Disclosure Schedule). Buyer is not in conflict with or in violation or infringement of, and Buyer has not received any notice of any conflict

       02.01.037

       with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any intellectual property or any computer software, programs, or similar systems, including, without limitation, any of such items disclosed in Section 4.10(d) of the Disclosure Schedule.

       4.11 Contracts. Section 4.11 of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list. of each of the following Contracts or other documents or arrangements (true and complete copies, or, if none, written descriptions, of which have been made available to Seller, together with all amendments thereto), to which Buyer is a party or by which any of its respective Assets and Properties is or may be bound:

              (a) all employment, agency, consultation, or representation Contracts or other Contracts of any type (including, without limitation, loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative of Buyer (or former officer, director, employee, agent, consultant or similar representative of Buyer, if there exists any present or future liability with respect to such Contract, whether now existing or contingent) (other than Contracts with consultants and similar representatives who do not receive compensation of $50,000 or more per year and other than employment or agency Contracts, not containing terms which are unduly burdensome to Buyer, with agents who do not receive compensation of $50,000 or more per year), and the name, position, and rate of compensation of each such Person and the expiration date of each such Contract, as well as all sick leave, vacation, holiday, and other similar practices, procedures, and policies of Buyer established or administered other than as Benefit Plans;

              (b) all Contracts with any Person containing any provision or covenant limiting the ability of Buyer to engage in any line of business or to compete with or to obtain products of services from any Person or limiting the ability of any Person to compete with or to provide products or services to Buyer;

              (c) all partnership, joint venture, profit-sharing, or similar Contracts with any Person (other than Benefit Plans);

              (d) all Contracts relating to the borrowing of money by Buyer or to the direct or indirect guarantee by Buyer of any obligation for borrowed money in excess of $25,000 in the aggregate for Buyer or any of its Affiliates, or any other Liability in respect of indebtedness of any other Person, including without limitation any Contract relating to the maintenance of compensating balances that are not terminable by Buyer without penalty upon not more than sixty (60) calendar days' notice, any line of credit or similar facility, the payment for property, products, or services of any other Person even if such property, products, or services are not conveyed, delivered, or rendered, or the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements; Section 4.11(d) of the Disclosure Schedule contains a

       02.01.038

       true and complete list any requirements for consents or approvals of creditors needed to consummate the transactions contemplated hereby;

              (e) all leases or subleases of real property used in Buyer's business, operations, or affairs, and all other leases, subleases, or rental or use Contracts for which Buyer is liable;

              (f) all Contracts relating to the future disposition or acquisition of any investment in or security of any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of business and consistent with past practice);

              (g) all Contracts or arrangements (including, without limitation, those relating to the sharing or allocation of expenses, personnel, services, or facilities) between or among Buyer and any of its Affiliates;

              (h) all outstanding proxies, powers of attorney, or similar delegations of authority of Buyer;

              (i) all Contracts for any product, service, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by Buyer, without penalty or other Liability, within six (6) months after December 31, 1995; and

              (j) all other Contracts that involve the payment or potential payment pursuant to the terms of such Contracts, by or to Buyer of more than $10,000 individually or in the aggregate or that are otherwise material to the Business or Condition of Buyer.

       Each Contract disclosed or required to be disclosed in the Disclosure Schedule pursuant to this Section is in full force and effect and constitutes a legal, valid, and binding obligation of Buyer and of each other Person that is a party thereto in accordance with its terms; and to the best knowledge of Buyer, no party to such Contract is in violation or breach of or default. under any such Contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract). Except as disclosed in Section 4.11 of the Disclosure Schedule (with a specific reference to this sentence), the Buyer is not a party to or bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice or that has or may reasonably be expected to have, individually or in the aggregate with any other Contracts, a material adverse effect on the Business or Condition of the Buyer. The Buyer is not a party to or bound by any collective bargaining or similar labor Contract.

       4.12 Licenses and Permits. Except as disclosed in Section 4.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

              (a) Buyer owns or validly holds, all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments

       02.01.039

       that are required for its business, operations, and affairs and that the failure to so own or hold has or may reasonably be expected to have a material adverse effect on its Business or Condition.

              (b) All such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid and in full force and effect, and free of any restrictions imposed by any Person.

       4.13 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Buyer directly with the Seller, without the intervention of any Person on behalf of the Buyer in such manner as to give rise to any valid claim by any Person against the Seller or the Buyer for a finder's fee, brokerage commission, or similar payment, except for Conning & Company, which firm was engaged by Buyer and whose fees shall be the sole responsibility of the Buyer.

       4.14 Disclosure. Neither this Agreement nor any certificate furnished by the Buyer to the Seller in connection with this Agreement or the transactions contemplated hereby contains any untrue statement by the Buyer of material fact or omits to state a material fact by the Buyer necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

                                   ARTICLE V

                COVENANTS OF SELLER THE COMPANY AND MARKETING

       The Seller, the Company and Marketing covenant and agree with the Buyer that, at all times before the Closing, the Seller, the Company and Marketing will comply with all of the covenants and provisions of this Article V, except to the extent the Buyer may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

       5.1 Lender and Regulatory Approvals. The Seller, the Company and Marketing will take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals and consents required by the applicable Contract of any holder of indebtedness of the Seller, the Company or Marketing; take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Seller, the Company or Marketing to consummate the transactions contemplated hereby, and provide such other information and communications to such governmental and regulatory authorities as the Buyer or such authorities may reasonably request; and cooperate with the Buyer in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental, lender or regulatory authorities and others required of the Buyer to consummate the transactions contemplated hereby, including, without limitation, any required approvals of the




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